Gregg Hammann Joins Plantronics Board of Directors

CEO of Nautilus and Former Levi Strauss and Coca-Cola Executive to Strengthen Plantronics' Consumer Marketing Expertise

SANTA CRUZ, CA. - January 14, 2005 – Plantronics (NYSE:PLT) is enhancing its Board of Directors with the addition of Greggory Hammann, Chairman, President and CEO of The Nautilus Group, Inc., a leading marketer, developer, and manufacturer of health and fitness products sold under such well-known brands as Bowflex®, Nautilus®, Schwinn® Fitness, StairMaster® and Trimline®.

"We are very pleased to add Gregg to our team," says Ken Kannappan, Plantronics' President and CEO. "Our consumer business continues to increase and many promising opportunities are being presented to us. In response, we've strengthened our consumer marketing expertise. Last July we hired Mark Breier as Chief Marketing Officer. Now, adding Gregg to our Board of Directors, with his extraordinary track record of success with a variety of consumer brands, will provide us with helpful guidance to realize our potential."

Hammann's experience forging Levi's entry into mass merchandising, significantly improving Coca-Cola's fountain business, and creating significant growth with several brands at Procter and Gamble including Crest toothpaste, will give Plantronics access to a combination of product development, marketing, advertising, merchandising and brand positioning expertise.

"I have the highest admiration for Plantronics," says Greggory Hammann, Chairman, President and CEO of the Nautilus Group. "As a believer in equipment excellence, I love the ergonomic benefits provided by Plantronics hands-free wireless mobility systems. They're practical too…customer service departments can field calls without ever having to put valuable customers on hold."

Hammann joined the Nautilus Group since 2003 where he has repositioned the company to compete in multiple channels of commerce. Previously, he held leadership positions at Levis Strauss & Company, including Chief Customer Officer and President of Latin America and Canada, and at Coca-Cola Company where he was Vice President, Fountain CMG, and Officer and Director of Strategic Issues. He also has held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Hammann's election to the Board is effective immediately. He graduated from the University of Iowa and has an MBA from the University of Wisconsin.

About Plantronics

Plantronics (NYSE:PLT) introduced the first lightweight headset in 1962 and is recognized as the world leader in communications headsets. Plantronics headsets have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. A publicly held company headquartered in Santa Cruz, California, with approximately 4,400 employees, Plantronics maintains offices in 20 countries. For more information go to www.plantronics.com or call (800) 544-4660.